CMA Muni-State Municipal Series Trust
Series Number: 10
File Number: 811-5011
CIK Number: 810598
CMA Michigan Municipal Money Fund
For the Year Ending: 03/31/2004

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner, & Smith Inc., for the year ended March 31, 2004.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

4/15/03	$2,000	Detroit MI WTR/THUR	1.20%	07/01/2025